Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	457(h)	118,078(1)(3)	$46.47(2)	$5,486,494.27(2)	0.0001476	$809.81

Total Offering Amounts							$809.81

Total Fee Offsets				n/a

Net Fee Due							$809.81

(1)

Amount to be registered consists of 118,078 shares of common stock of Hilton Grand Vacations Inc. (“Common Stock”) that may be offered or sold under the Hilton Grand Vacations Inc. 2023 Omnibus Incentive Plan (the “Plan”). On January 17, 2024, Hilton Grand Vacations Inc. (“HGV” or the “Registrant”) completed the acquisition of Bluegreen Vacations Holding Corporation (“BVH”) pursuant to the Agreement and Plan of Merger, dated as of November 5, 2023 (the “Merger Agreement”), by and among HGV, BVH and Heat Merger Sub, Inc., an indirect wholly-owned subsidiary of HGV (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into BVH (the “Merger”), with BVH continuing as the surviving entity after the Merger as an indirect wholly-owned subsidiary of HGV. The shares of Common Stock registered hereby may be issued under the Plan in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the NYSE Listed Company Manual (“Rule 303A.08”). The shares of Common Stock registered hereunder represent the number of shares of BVH common stock that were available for issuance under the Bluegreen Vacations Holding Corporation 2021 Incentive Plan immediately prior to the Merger, as appropriately adjusted to reflect the Merger and assumed by the Registrant, in accordance with Rule 303A.08.

(2)

Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the NYSE on February 29, 2024.

(3)

Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.